Exhibit 99.2

Transcript of
Westmoreland Coal Company
2013 Second Quarter Investor Conference Call
July 26, 2013/10:00 a.m. EDT

Presenters
Robert King - Chief Executive Officer
Kevin Paprzycki - Chief Financial Officer
Doug Kathol - Executive Vice President
Keith Alessi - Chairman

Presentation

Operator
Good morning, ladies and gentlemen, and welcome to Westmoreland Coal Company's Investor Conference Call. At this time, all telephone participants are in a listen-only mode. Following the formal presentation, instructions will be given for the question and answer session, which will be conducted by telephone. Web participants wishing to ask a question will need to dial in by telephone to the audio portion of the call. If anyone needs operator assistance at any time during the conference, please press the star key followed by the zero on your telephone keypad. As a reminder, this conference is being recorded today, and a replay will be made available as soon as practical on the Investor portion of the Westmoreland website through January 26, 2014.
Management's remarks today may contain forward-looking statements based on the company's projections, current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The company's actual results may differ materially from the projections given and results discussed in any such forward-looking statements.
For a summary of risk factors and other information regarding forward-looking statements, please refer to the company's Form 10-K for fiscal year 2012, as well as the company's Form 10-Q for the second quarter expected to be filed with the Securities and Exchange Commission on July 31, 2013.
Any forward-looking statements represent the company's views only as of today and should not be relied upon as representing its views on any subsequent date. While the company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change, and therefore, you should not rely on these forward-looking statements as representing the company's views as of any date subsequent to today.
Mr. Robert P. King, Chief Executive Officer of Westmoreland Coal Company, will be delivering today's remarks. Thank you. Mr. King, please begin.

Robert King - Chief Executive Officer
Thank you and good morning. Joining me here today are Kevin Paprzycki, our CFO; Doug Kathol, our Executive Vice President; and Keith Alessi, our Chairman is also on the line. This morning we released our second quarter numbers, which are slightly better than we had expected. Compared to last year, the quarter benefited from favorable weather and low hydro generation that resulted in our customers' plants being dispatched at or near full capacity.

The quarter was also better than last year due to the timing of ROVA's spring outage as well as some customer outages that occurred in the first quarter of this year versus the second quarter last year.

Our second quarter results are especially satisfying based on the fact that Q2 is historically our weakest quarter, and the strong results in Q2 are following up on what was really a strong quarter for us in Q1 so that's untypical of what we have historically done and basically the second quarter results are really strong following up on a really good quarter.

In contrast to the general U.S. markets, demand for our coal has been strong from all of our customers. As we expected, low snowpack in the Columbia River basin has decreased the amount of hydro generation in the Northwest, and it's increased the burn at Colstrip, which is supplied by our Rosebud mine.

Overall, we also continue to see gas prices significantly higher than last year, and general competitiveness of coal generation to be better than it was last year.

The combination of weak hydro and higher gas prices has tightened the northwest and western power supply and it's resulted in better pricing for our customers allowing them to dispatch at higher rates.

Fundamentally on a larger market basis, we're also seeing some recovery in the domestic coal demand; however, steam export market continues to be weak and there are some indications that China's economy is slowing down, and with the weak economic recovery domestically, and what's going on globally, the sector continues to be under a lot of pressure.

Fortunately, our customers are well-positioned to be competitive in the electricity markets due to the mine-mouth model and despite all of the sector issues we're in pretty good shape and expect 2013 to be a very good year. That, of course, assumes that we don't have any major unexpected customer outages or major issues that come up at the mines.

As we've discussed in the past, we believe our primary business model differentiates us from the rest of the industry and that macro coal issues have less impact on our business than many others in the coal industry.

Now, let's talk about operational proponents for the quarter. On the power side of the business, the decision to move the ROVA outage from Q2 into Q1 has definitely paid off. ROVA has run extremely well and we've experienced minimal unplanned outages for the second quarter. This allowed us to dispatch at an overall higher rate for the first half of the year, and higher than we had budgeted.

Operationally during the second quarter Westmoreland's mines continued to experience no major operational or maintenance issues and performed very well. When we look at coal sales for the quarter, we experienced higher sales than expected due to high customer dispatch. None of our customers experienced significant unplanned outages or maintenance issues during the quarter. However, on [July] 1st the Colstrip plant experienced a major failure at its Unit #4 and this unit is expected to be down for the remainder of the year. This will result in a reduction in sales at the Rosebud mine and negatively impact our revenues over the second half of 2013. The plant owners have indicated that this unit is going to be down for approximately six months.

Xcel's Sherco #3 plant outage, which is now approaching two years, continued to impact our production and sales from the Absaloka mine to the tune of about 600,000 or 700,000 tons for the quarter, but this plant is now expected to be back in service on or about August 20th, which is an improvement compared to what we reported in our Q1 call. We definitely look forward to getting the Absaloka mine back in to full production next month and resuming shipments to Sherco. It's been a long-haul and the Sherco #3 coming back is definitely going to be helpful going forward.

Finally, we were very pleased to announce last week that the western wye connection to the Burlington Northern Railroad was finally completed, and we shipped our first train to the west on July 19th. This tie to the main line opens up additional markets to the west that had previously been closed to the Absaloka mine, and as a result of the wye addition, we've already begun to tie up additional industrial business, and we're now providing additional value to some of our other industrial customers by lowering their transportation costs.

With that, I'll turn it over to Kevin to go over the numbers.

Kevin Paprzycki - Chief Financial Officer
Thanks, Bob. Good morning, everyone. Our Q2 '13 EBITDA came in at $32 million; that's an increase of $17million, up over 119% from Q2 of '12. Our strong Q2 also drove our last 12 months EBITDA up over $120 million and I believe that's a new high for us. Our Q2 '13 EBITDA increase was driven to some extent by prior year outages and timing.

In the second quarter of 2012 we had both a major plant Beulah outage, as well as ROVA's annual maintenance outage. However, the primary driver of our improvement was improved tonnage and execution. Bob mentioned, we saw increased sales at the Colstrip mine; however, it's also worth noting that each of our other mines delivered higher tonnages in Q2 '13 than they did in Q2 '12. ROVA also had a great quarter, and we benefited from reduced Heritage book expenses due to increases in interest rates, and our cash spend on retiree medical also declined pretty decently year-on-year.

Rounding out the P&L results, our Q2 '13 revenue came in at over $162 million, that's an increase of almost $30 million; and our operating income improved from a $4.3 million loss last year to almost $12 million this year. We also reduced our net loss during the second quarter to $600,000, down from a $12.4 million loss last year in Q2. All these were driven, again, by increased tonnage and great execution.

Our cash decreased slightly during the second quarter to $36.3 million. We used our increased EBITDA to make around $13 million of capital investments in Q2; including the final spend on the west wye, which, by the way, came in perfectly on the original budget we set.

We also reduced our debt during the second quarter by $9.5 million; that included the scheduled principal payments on our WML debt, as well as our scheduled capital lease payments. It also included the buyback of $500,000 of our senior notes, as well as early repayment on $2.5 million of our capital leases. Our leases were a few years old and they still had pretty high rates to them so it was a good investment.

With our higher Q2 EBITDA and $9.5 million of debt reduction, our net leverage ratio reduced below 2.5 to 2.47, which is also a new low.

With respect to our guidance and based on what we see right now, we are reiterating our full year 2013 guidance. Our EBITDA will still remain in the $112 million to $120 million range despite the Colstrip 4 shutdown. We estimate the impact of the Colstrip 4 outage to be under $2 million of EBTIDA impact for 2013. That impact is not as significant as what we thought 2009. It's mitigated in part by increased demand we've seen this year, and also the fact that the mine has a different contract mix than what we had back in 2009. Lastly, we still expect our full year capital to remain within the $23 million to $28 million original guidance for 2013.

Bob?

Robert King - Chief Executive Officer
Okay. Thank you, Kevin. Before we open it up to questions I would like to make a couple of closing comments, and then I'm going to turn it over to Keith Alessi for him to make a few comments.

First, I'll say that we consider Q2 to be an exceptionally good quarter, and we're very pleased with the performance at the mines and the power plant. Going forward, we're very excited about the return of Xcel Sherco #4 units, business at Absaloka, and the potential for additional business that's going to be generated or that we believe is going to be generated with the commissioning of the western wye.

Overall, we remain pleased with the performance of our business, and we still expect 2013 adjusted EBITDA to fall in the range between $112 million and $120 million, which is consistent with the guidance we previously provided, as Kevin has just discussed. We're reiterating this guidance even though the Colstrip 4 unit is going to be down for the remainder of the year. We believe the ability to maintain this guidance given Colstrip's event is really a demonstration of the strength of our business, and I would say that Westmoreland is in a very good place right now.

With that, I'm going to turn it over to Keith for his comments. Keith?

Keith Alessi - Chairman
I'd make a couple of quick comments, and then we'll open it up for questions from the folks on the line. First and foremost, although we're excited about the fact that the Sherco facility is going to be coming back up, keep in mind that event was covered by business interruption insurance, so the increase in tonnage will certainly help our cost structure as it relates to our other customers but it's not going to have a meaningful impact on cash flows because we've been getting reimbursed from the insurance company.

I really look at this quarter and this year and what I derive the most satisfaction out of is the fact that for quite some time we've been talking about the fact that our model is different than the rest of the industry. And I think that particularly the equity markets have recognized that. If you look back to the beginning of 2010, if you took the basket of coal stock, specifically Cloud Peak, Arch, Alpha, Walter, and Peabody, that group of stocks since the beginning of 2010 is down 80% their equity prices. During that same period of time our stock prices increased 47%, and I think it's a testimony to the fact that the market has, in fact, recognized that we're different.

If coal prices were to double tomorrow, of course, we don't participate in that upside due to our cost structure and our contract structure, and certainly that basket of stocks I referred to would recover, but people have differentiated our model and that we think is important, and we think it's important for a couple of reasons. Certainly since 2011 when we did the first tranche of public debt, introduced ourselves to the public bond market, and then again when we did the Kemmerer transaction in 2012 we started talking about the fact that we wanted to deleverage the business. We felt we needed to deleverage just in anticipation of some future events that we didn't have great clarity on surrounding the ROVA facility and also the Beulah mine, particularly after the Kemmerer transaction, the acceleration of deleveraging was significant.

And while we're now at an all-time low or certainly recent time low in our leverage statistics, I wouldn't want people to walk away with the impression that our plan is just to pay off all of our debt. We probably, at this point, will continue to carry a prudent amount of leverage; a prudent amount of leverage is, in this business, probably as high as 3.5 times. We're not up there today, but because of the predictability of our model we can carry that kind of debt quite comfortably, and that's one of the reasons why those folks who were on the call who were bond investors have been fairly satisfied with our performance because we've done what we said we were going to do, our model has demonstrated itself. And as we move forward, we will certainly look at opportunities to provide value for shareholders and bondholders alike through our business model and the ability to find other businesses that match that model.

So with that, I would turn it over to the moderator here to open up for some questions.

Operator
Thank you. (Operator instructions). Our first question is coming from the line of David Olkovetsky with Jefferies. Please proceed with your question.

David Olkovetsky - Jefferies
Good morning Robert, Kevin and Keith. How are you guys?

Robert King - Chief Executive Officer
Good morning David.

David Olkovetsky - Jefferies
<Q>: So just a couple of quick ones here. First as it relates to the western wye business the expenses are going to moving from the capex line to the income statement now, to regular expenses, op ex, so I'm wondering if you anticipate that this business will be profitable immediately, or what the timeframe for that would be, for becoming profitable?

Robert King - Chief Executive Officer
It will be profitable immediately. We wouldn't sign up contracts where we would be losing money.

David Olkovetsky - Jefferies
<Q>: Oaky, and then, is there a ramp-up of profitability, is there a sort of hockey stick, in terms of margin expansion there or for that to almost be a turnkey type of operating profit level?

Robert King - Chief Executive Officer
With respect to pricing, I would just tell you that we have to be competitive, and that we have to be profitable. So to the extent that we sign up contracts, they are going to be in line with what we can do to be competitive with others in the Powder River Basin, and I guess that's basically all I can say.

David Olkovetsky - Jefferies
<Q>: And then, if it's okay I'd like to ask just one more, relating to Beulah. I think last quarter you said that you don't anticipate selling to one of the customers there, but you thought that you had some options for getting value from that coal. Are you ready to discuss what those options might be?

Robert King - Chief Executive Officer
We're not, but all I can say there is that we are looking for opportunities to utilize the site for other things. But with regard to the coal contracts, we still do have two customers there; we have the Coyote Station, and we have the Heskett Station business, and that we are still having discussions with the Heskett group to determine whether or not we can continue to operate the mine and provide them with coal over the long-term.

David Olkovetsky - Jefferies
<Q>: And does the Heskett group, does that station require enough coal that they could fulfill their full requirements of that mine?

Robert King - Chief Executive Officer, President and Director
Oh, yes, definitely.

David Oklovetsy - Jefferies
Okay, thank you, fair enough.

Operator
Our next question is coming from the line of Charles Frischer with LF Partners. Please proceed with your question.

Charles Frischer - LF Partners
<Q>: Good morning gentlemen, terrific quarter. I was wondering if you could provide an update on ROVA. Two things; one is based on if you made any progress in the quarter with what you might do, but also, if the decrease in the cost of East Coast coal is playing somehow changing maybe our strategy with that asset?

Robert King - Chief Executive Officer
I'll let Doug answer that question.

Douglas P. Kathol - Executive Vice President
Good morning. We've had some very constructive discussions with Dominion. We have nothing to report yet, but I have to, would have to say we've made some progress. Two, ROVA, with the current marketplace of coal, probably is at the cusp today. If it was an open-market contract, it would be profitable but would be less so. But as we look forward, our view is with the change in the gas markets over time (over time I'm looking at the midterm) probably allows ROVA to stay in the marketplace.

Keith E. Alessi - Chairman
I think it's important to note that in all the presentations we've made, in the rating agencies' assessment of the credit, that everybody's got ROVA in our model post-2014 at zero contribution. I think in light of the direction of the conversation it's likely that we will certainly be at something greater than zero, but we're not in a position to say what that might look like.

Charles Frischer - LF Partners
<Q>: Terrific, thanks Keith. Can you guys give us any update on the acquisition front?

Robert King - Chief Executive Officer
Well, as we've previously discussed in other calls, we are out looking for opportunities that look like us from a business model standpoint. There are opportunities out there. We continue to investigate them, and are actively engaged in trying to find something that makes sense economically. But other than that, we couldn't speak to specifics and I can just assure you that we are definitely looking for opportunities.

Charles Frischer - LF Partners
<Q>: Okay, and one last question, Bob, if I could. Obviously, Obama gave a big speech about a month ago or a couple or few weeks ago. Do you have any reactions or how do you see that playing out? Is it something that will affect the company or not, because you just can't replace 40% of the power in America in a meaningfully short period that would make a difference on our operations?

Robert King - Chief Executive Officer
Yes, we've discussed this also previously. The coal business domestically or the coal industry domestically will be in decline based on public policy and environmental policy. That is something that we have recognized for some time, and the stresses that are placed in the market because of that, I think for us, we're viewing as opportunities. Obviously, there will be a reduced coal consumption in the U.S. going forward. We also believe that people that are in the business will decide that that's not a business they want to be into, and will provide opportunities for us to look at to add to our portfolio. We're in the coal business with both feet, and so our strategy is to make money in what we consider to be a very long tail, and Doug will have some comments.

Douglas P. Kathol - Executive Vice President
Our suite of customers are high-quality plants and what we are seeing is that these plants will probably run harder because the marginal plants have been pulled off the marketplace. So the base load plants that survive will be the ones that run hard and those are the ones we deliver to.

Robert King - Chief Executive Officer
It's correct.

Charles Frischer - LF Partners
That's helpful guys. Thank you.

Operator
Thank you. Our next question is coming from the line of Meredith Bandy with BMO Capital Markets. Please proceed with your question.

Meridith Bandy - BMO Capital Markets
<Q>: Good morning gentlemen. I think my questions are really mostly for Kevin. Kevin, I apologize if you've already posted this and I missed it, but do you have anywhere some sort of sensitivity of your legacy liabilities to changes in the interest rates?

Kevin A. Paprzycki - Chief Financial Officer
There's a table, it's not in our 10-Qs, but I can walk you through it (it's in our 10-Ks) some later time. But ballpark I think it's somewhere upwards of between $30 million and $40 million for each point or each 1% increase or decrease.

Meridith Bandy - BMO Capital Markets
<Q>: So 100 basis points is $30 million to $40 million right?

Kevin A. Paprzycki - Chief Financial Officer
Yes.

Meridith Bandy - BMO Capital Markets
<Q>: And then, I know you said on the call the full year capital but I didn't write fast enough, and then also, do you have any sense of where it may benched directionally, where that goes the next couple of years?

Kevin A. Paprzycki - Chief Financial Officer
The full year capital guidance is consistent with our original guidance for the year, which is $23 million to $28 million. Going forward, we've run our mines historically somewhere between $1 and $1.50 per ton of capex, capex for each ton. So we're 26 million tons this year, if we see some growth going forward it should remain that our range could tick upwards. Maybe instead of from $23 million to $28 million, it could tick upwards from $25 million up to the low-30s, but it's probably somewhat consistently in that range going forward. It may be a bit spiky from year-to-year as we incur certain maintenance projects, but it should be a little bit higher than probably what we say this year assuming some growth going forward.

Meridith Bandy - BMO Capital Markets
All right. Thank you very much

Operator
Thank you. The next question is coming from the line of Matt Farwell with Imperial Capital. Please proceed with your question.

Robert P. King - Chief Executive Officer
Good morning Matt.

Matt Farwell - Imperial Capital
<Q>: Good morning guys. Great quarter. Just a quick question on Colstrip; I know it's only one unit that's down, so should we expect a 25% reduction in shipments or are the shipments not exactly ratable across the four units or are there any contractual provisions that might shore up earnings at that subsidiary?

Kevin A. Paprzycki - Chief Financial Officer
I think the way to look at this is I quantify it as under a $2 million EBITDA impact. The tonnage is probably going to come out to be somewhere between 1.5 million and 2 million-ton impact for the rest of the year. That's probably going to be offset somewhat by increased demand in the other units. We have some capacity there, but I mean I think overall, it's just we're kind of forecasting in the net under $2 million impact even though the tonnage is a little higher.

Matt Farwell - Imperial Capital
<Q>: Okay, great, thanks for the color. Also, just curious if you were able to generate any cash flow during the quarter, and, if so, if you were able to address any capital leases or repurchases of senior notes?

Kevin A. Paprzycki - Chief Financial Officer
Yes, I touched on that earlier. We reduced our debt by $9.5 million during the quarter. We had the regularly scheduled WML principal payments, which were $4.5. We did about another $2 million of regularly scheduled capital lease payments, but we did buy back about $500,000 of senior notes during the quarter, and we repaid another $2.5 million of capital leases early during the quarter.

Matt Farwell - Imperial Capital
<Q>: And then on another call earlier this week we heard about higher northern App pricing next year. I believe that the ROVA plant uses that coal from that basin, so are there any issues there with economics in '14 or for '15 now with the higher pricing?

Douglas P. Kathol - Executive Vice President
Actually, ROVA is just central App coal. Typically, it runs a 12.5, 1.5% sulfur, rail delivered, and that market has still remained fairly slack. Our existing contracts run through next year so we're not going to see any material change until 2015. But we would hope that within our conversations with Dominion that world will change and the whole economics of the plant will improve or be different.

Matt Farwell - Imperial Capital
Okay great, well thanks for the color guys.

Robert P. King - Chief Executive Officer
Thank you Matt.

Operator
Our next question is coming from the line of Brian Taddeo with Robert W. Baird. Please proceed with your question.

Brian Taddeo - Robert W. Baird
<Q>: First one on Colstrip, if I recall back in '09 actually the impact when one of the units was down for three months was actually pretty significant. Can you just comment? I know you mentioned the contract had changed, but what in the contract had actually changed in order to keep the loss here this time so low if it's going to be down for twice as long?

Kevin A. Paprzycki - Chief Financial Officer
Without getting too much into the contract by contract specifics, we had a loss contract back then that dropped off, and we have a new contract on the other customers there. And all that contract mix factored in with the increased demand we've seen, both in the first half of the year, and what we think we're running at right now is kind of going to mitigate it down to under a $2 million EBITDA impact.

Brian Taddeo - Robert W. Baird
<Q>: And just a follow-up to the one of the earlier comments regarding customers and the environmental compliance, are you hearing anything specifically from your customers as to any changes that they're partaking? For example, like the Naughton 3 is that still planning on converting to a gas are there any more potential situations like that, that you're having conversations with customers about?

Robert King - Chief Executive Officer
At this point in time our customers are all indicating that they're either compliant or going to put in the capital to be compliant with the exception of Naughton 3 where PacifiCorp announced they were going to convert that to gas. So generally speaking the indications that we've been given by our customers are positive. We'll also say that with regard to Naughton 3, PacifiCorp has indicated that the timeframe for that converting to gas has been delayed one year to 2017 timeframe, end of '17.

Brian Taddeo - Robert W. Baird
<Q>: Got it, thank you. And then just one last one for Kevin, just real quick; this quarter it seemed like the benefit you got in the other operating lines, it ticked up by several million dollars. Can you just give any color as to what that is?

Kevin A. Paprzycki - Chief Financial Officer
The two things that run through that line are insurance reimbursement for the Sherco shutdown, as well as our Indian Coal Tax Credit transaction income.

Brian Taddeo - Robert W. Baird
<Q>: So is there a big insurance payment/receipt this quarter?

Kevin A. Paprzycki - Chief Financial Officer
Yes. That line will go up and down depending on the level of insurance proceeds we get and what the lost tonnage was from the plant compared to prior year, and then it also goes up and down with the Indian Coal Tax Credit receipts.

Brian Taddeo - Robert W. Baird
Okay, all right, thank you very much.

Operator
Our next question is coming from the line of Bob Clutterbuck with Clutterbuck Capital Management. Please proceed with your question.

Bob Clutterbuck - Clutterbuck Capital Management
<Q>: Good morning guys. Number one, you guys did something that most companies don't do, not only did you continue to stick with your game plan, but you've also continued to execute on it so congratulations. Most of my questions have been answered, but I'll ask you two: Kevin, you talked about buying back $500,000 of the ten and three-quarters, and then, also reduction, taking out some of your capital leases that were fairly high coupons. Obviously, you guys are going to generate an awful lot of free cash flow this year. When you look at the balance of the year, I'm not sure how many more capital leases you have, how big the coupons are, and obviously, nobody is going to tender unless there's a dramatic change in there and nobody's going to be tendering at par. What are your thoughts on the ten and three-quarters? Will you become more aggressive or will you use it on the capital lease side, what are your thoughts there, or just keep it, as Keith said, and maybe not lower at leverage.

Kevin A. Paprzycki - Chief Financial Officer
We have, Bob, about $11 million left of capital leases, and as we've improved our balance sheet the newer leases are at lower rates, but we still have a handful of older leases that are at higher rates, and so, I think on a quarter-by-quarter basis, we just look at what the-we'll queue up some leases for repayment going forward and hold them as targets. But then obviously, it depends on where our bonds traded and we watched that very closely over the entire second quarter, and when the price of our bonds dip down we picked up $500,000, but we're just kind of watching the yield maturity on both of those and executing when we see fit.

Bob Clutterbuck - Clutterbuck Capital Management
<Q>: Or actually, yield to call maybe in this case.

Keith E. Alessi - Chairman
Bob, I think that's probably going to a smarter place to be looking.

Bob Clutterbuck - Clutterbuck Capital Management
<Q>: Right that's what I'm thinking. I think that was Keith, and then my other question I guess, Keith, is probably for you or Bob and/or Kevin. Down the road, when we look at your model that you guys are so successful on, you know when some of the NOLs are used up and what it have not, would you guys look at an MLP model?

Keith E. Alessi - Chairman
We've certainly looked at it, and I don't think it's really-the analysis we've done really doesn't interestingly hinge off so much the utilization of our NOL. We continue to look at ways to create value. If an MLP structure were appropriate we'd examine that. In our minds, it's all about creating shareholder value over the long term. If that's a better model to do so we would certainly take that opportunity at the appropriate time. But in dealing with MLPs you have to have a certain amount of scale, you have to have a certain amount of assets identified that you could continue to drop into MLPs, and we may not quite yet be at that size but maybe we're getting there.

Bob Clutterbuck - Clutterbuck Capital Management
<Q>: All right. Well, look, all my other questions have been answered so let's hope we have an equally good call next quarter. Thanks, Keith.

Robert P. King - Chief Executive Officer
Thank you Bob.

Operator
Our next question is coming from the line of Stuart Shepetin with Genworth Capital. Please proceed with your question.

Stuart Shepetin - Genworth Capital
Thank you, actually all of my questions have been addressed. Thank you.

Operator
Our next question is coming from the line of Greg Venit with Morgan Stanley. Please proceed with your question.

Greg Venit - Morgan Stanley
<Q>: I can remember calls when there were only two people on the call and there weren't questions there was commentary. Anyway, congratulations. I was wondering, just from a strategic point of view, with the western wye open right now, if you could tell us that the potential market size for some of these contracts that you've gotten already with industrial customers, or we know that there's some utility customers, but if you were to look at what the potential tonnage that you could ship west, what size would that be?

Robert King - Chief Executive Officer
Our objective, for the Absaloka Mine is to get it up to a run rate somewhere between seven and eight million tons a year. Right now we're running a little over five million, so I think that basically would be the magnitude of the potential we see out there.

Greg Venit - Morgan Stanley
<Q>: As a follow-on to that, to go from the five million, 5.5 million tons to the seven to eight million is that simple to do, or would that require capex and a length of time for bringing in new equipment back, or can you do it right away?

Robert King - Chief Executive Officer
There would be, obviously some incremental capital but it would be pretty limited. We're presently positioned to get up to around seven million with very little additional capital and the ramp-up wouldn't be an extended ramp-up period of time either.

Greg Venit - Morgan Stanley
<Q>: So this is something you could- if you were able to obtain these customers, you could do this next year?

Robert King - Chief Executive Officer, President and Director
Definitely.

Greg Venit - Morgan Stanley
<Q>: Okay, and could you possibly-the quality of the coal from Absaloka, and we know you have a transportation advantage now, is the quality of the coal as good as what the western customers are getting now or is it better? Besides the transportation issue, do you have a competitive advantage as far as from a quality of coal?

Doug Kathol - Executive Vice President
To the northern, very northern PRB in Wyoming, yes. To the southern part of PRB, no; so we're kind of in the middle there. Our transportation advantage is our key competitive advantage.

Robert King - Chief Executive Officer
That and the other thing that I would consider to be an advantage is that we're very in tune with meeting customer needs, which is one of the things about our business model, and so we may be more flexible with regard to how we might view contracts than some of our competitors.

Greg Venit - Morgan Stanley
<Q>: Is the potential 2014 for getting these new customers the roll-off or is the time now, is the availability now?

Robert King - Chief Executive Officer
I'm not sure I understand the question.

Greg Venit - Morgan Stanley
<Q>: Well, for new business.

Robert King - Chief Executive Officer
We're aggressively out looking for business now, and we have been for the last year in anticipation of the western wye being commissioned. We have already signed up some smaller industrial customers, and we are signed up for some test burns out of Absaloka that will be shipping almost immediately. So we have been working prior to commissioning in anticipation of this, so if the test burns are successful we could very easily be producing at a much higher rate very quickly.

Keith E. Alessi - Chairman
It's important to point out that these test burns that are moving west virtually as we speak, we could have probably sent them one year or 1.5 years ago, but the delays in getting through the bureaucracy of getting the wye built delayed those so that could be imminent.

Greg Venit - Morgan Stanley
<Q>: Would you make an announcement if you were to get a contract or would you wait until the next quarterly conference call?

Robert King - Chief Executive Officer
No, if we got a major contract we would definitely make an announcement.

Greg Venit - Morgan Stanley
<Q>: Oaky, my final question. So from the Xcel utility company, that plant coming online in August, and you've been receiving business interruption insurance for that. With that up and operating based on an EBITDA basis your cash flow, does that improve quite a bit? Was business interruption basically just to cover your cost? Is it going to be accretive?

Kevin A. Paprzycki - Chief Financial Officer
I think Keith touched on this earlier in the call, but the lost tonnage to that Xcel plant, we basically made whole by the insurance. So even though the plant comes online, it's kind of a wash. We'll get the cash from the customer shipments as opposed to getting it from the insurance company, but we want to caution people not to assume that it's a big EBITDA increase just because the plant comes on line; it's basically a wash.

Keith E. Alessi - Chairman
It'll probably just show up at different line items.

Greg Venit - Morgan Stanley
<Q>: All right, and then the Colstrip unit being down, you mentioned that's not going to have a major impact. Does that have business interruption insurance tied to it or not?

Robert King - Chief Executive Officer
We wouldn't be looking in that direction for this event.

Keith E. Alessi - Chairman
We have business interruption at all of our facilities, but it's the nature of the event dictates whether it's covered by business interruption. In the Sherco situation, they had an insurable loss because it was the result of explosion. When we had the outage at Colstrip several years ago it was not covered, nor will this one because it's a function of maintenance, not a random event.

Greg Venit - Morgan Stanley
Okay, thank you very much.

Operator
Our next question is coming from the line of Charles Frischer with LF Partners. Please proceed with your question.

Charles Frischer - LF Partners
<Q>: I just have two quick questions. One is, is the first quarter still going to be the light quarter on EBITDA, or does the Colstrip outage change that? And then I have one more quick question after that.

Kevin A. Paprzycki - Chief Financial Officer
I think, yes, I think the first quarter is still the light quarter, and Q3 and Q4 should be somewhere at the Q2 run rate going forward or somewhere. I mean if you look at the guidance we're at $120 million, so that would imply that we have plus or minus a couple of $30 million quarters going forward.

Charles Frischer - LF Partners
<Q>: Okay, terrific Kevin, thank you. And then, do you guys anticipate the company might pick up another upgrade from the rating agencies in the next six to twelve months?

Kevin A. Paprzycki - Chief Financial Officer
That would be fantastic, and that's a very slow detailed process that is always ongoing, but, clearly as we keep improving we hope that our ratings will improve as well.

Robert King - Chief Executive Officer
And we believe we have the fundamentals that would justify an upgrade.

Keith E. Alessi - Chairman
The difficulties that we've experienced in the past, and certainly we're gratified to get the upgrade last year, is that the agencies have been very candid with us, that the taint of coal makes it difficult for them to issue an upgrade, although they have identified the fact that our model is different.

Charles Frischer - LF Partners
Thanks Keith, that's great. Thanks a lot guys.

Operator
Thank you. Our next question is coming from the line of Frank Duplak with Prudential Financial. Please proceed with your question.

Frank Duplak - Prudential Financial
<Q>: Good morning guys. Quick question probably for Kevin here. I guess back when 10 3/4s were issued there was some thought that maybe sort of collapse and simplify the bond structure with the Westmoreland Mining, LLC debt, and just curious, the balance is lower on that loan, you've been paying it off, the May coal is bigger, I assume it's getting sort of smaller here, and then, Keith kind of mentioned, I think, around maybe yield to call maybe not yield to maturity. Should we think that-are you guys kind of at the back of your head thinking this may be a kind of early 2015 sort of refi of the bond structure or any guidance on how you guys might be thinking about that?

Kevin A. Paprzycki - Chief Financial Officer
Yes. When we eventually get to 2015 in a more optimal capital structure you know one tier of debt would certainly be preferred. So the May coal right now believe is sitting on the WML debt at around $13 million even with the decreased interest rates, so $13 million dollars, But, yes, the decrease is going forward we'd clearly like to move towards one single tier debt, which would also be better for the rating agencies as well.

Keith E. Alessi - Chairman
The way to look at those breakage costs, as we would be opportunistic. We've certainly incurred breakage costs in the past so it made sense. If you'll recall, when we did the first public bond issue we had substantial May coal on a piece of debt related to ROVA, but because of the transformational nature of tapping the public market and providing the liquidity the company needed we elected to do so. I think we will evaluate the WML breakage in the same light if it made sense because there's an opportunity to do so. For some kind of transformational financing we'd certainly do it but we wouldn't do it, just to do it.

Frank Duplak - Prudential Financial
<Q>: And then, could an acquisition of a certain size maybe accelerate that?

Keith E. Alessi - Chairman
Sure.

Frank Duplak - Prudential Financial
Okay, thanks guys, good quarter.

Robert P. King - Chief Executive Officer
Thank you.

Operator
Thank you. Our final question of the day is coming from the line of David Olkovetsky with Jefferies. Please proceed with your question.

David Oklovetsky - Jefferies
<Q>: Just two quick ones. One, the bonds that you guys repurchased this quarter, did you retire them, and any future bond purchases that you may pursue would you retire those?

Kevin A. Paprzycki - Chief Financial Officer
The bonds we purchased back late last year were retired. I believe the bonds we purchased this quarter they were either retired or they will be retied. They're in the process of being retired, I should say.

David Oklovetsky - Jefferies
<Q>: So there would not be a potential reissuance of those bonds, correct?

Kevin A. Paprzycki - Chief Financial Officer
Yes, that's not the plan right now.

David Oklovetsky - Jefferies
<Q>: And then, I wasn't sure if I caught the answer to this, are any of your utilities, any of those utilities that you serve, are they currently in harm's way from any EPA rules?

Robert King - Chief Executive Officer
At this point in time, our discussions with our customers are that they have evaluated the rules going forward and their intention is to put whatever is required from a capital standpoint to be compliant. Obviously, those decisions can change, but the information we're getting now is that they're planning on putting on whatever controls are necessary to make any capital investments.

David Oklovetsky - Jefferies
Okay, wonderful, thank you so much. I appreciate it.

Operator
We have reached the end of our question-and-answer session. I would now like to hand the floor back over to Mr. King for any concluding remarks.

Robert King - Chief Executive Officer
Thank you. I think we've covered pretty much everything we need to cover. I would like to thank everybody for attending the call, and I'll turn it back over to the operator to close us up.

Operator
Thank you. Ladies and gentlemen, this concludes today's investor conference call. If you would like to access this call for a digital replay, you may dial (877) 660-6853 with the conference ID number of 417709. Thank you. This does conclude today's conference.